Exhibit 10.32
First Amendment to Merchant Agreement & Operating Procedures
This Amendment (“Amendment”) effective the first day of March 2000 (“Effective Date”), between Nordstrom Inc., a Washington corporation (“Nordstrom”) and Nordstrom fsb, a federal savings bank (“Bank”), amends and supplements that certain Merchant Agreement & Operating Procedures between Nordstrom National Credit Bank (“NNCB”) and Nordstrom entered into on or about August 30, 1991 (“Agreement”).
A. Effective March 1, 2000, NNCB converted its National Bank charter to a federal savings bank charter, ceased all operations pursuant to the National Bank charter, and began operations as Bank, a federal savings bank. Bank is successor in interest to NNCB and has succeeded to all of NNCB’s rights and obligations under the Agreement, effective March 1, 2000.
B. Bank and Nordstrom wish to amend the Agreement to reflect the succession from NNCB to Bank, to update pricing, and to add certain other provisions as set forth in this Amendment.
Therefore, in consideration of the mutual covenants and conditions contained herein, the parties hereby amend and supplement the Agreement as follows:
     1. The parties agree, acknowledge and approve that Bank has succeeded to all of NNCB’s rights and obligations under the Agreement effective March 1, 2000. The Agreement is amended in its entirety by deleting the name “Nordstrom National Credit Bank” wherever it shall appear and substituting in its place the name “Nordstrom fsb,” it being the intention of the parties hereto that Bank shall assume all of NNCB’s right, title and interest in and to the Agreement, and shall be substituted as a named party whenever the name Nordstrom National Credit Bank shall appear, and that the term “Bank” wherever it should be found in the Agreement shall refer to Nordstrom fsb and not to NNCB.
     2. Section 17 of the Agreement is amended by adding the following at the end of such section:
The fees payable by Merchant hereunder for the fiscal years ending January 31, 2001 and January 31, 2002 shall be 0.50% of the net face amount of sales slips. Fees shall be calculated and settled monthly based on net sales. Receivables shall be transferred daily.
3. Section 18 of the Agreement is amended by deleting the second through sixth sentences of such section.
4. Section 25 of the Agreement is amended to read:
25. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona.
5. The following is added to the Agreement as Section 30:
30. Relationship of the Parties. The parties to this Agreement are presently affiliates within the meaning of 12 U.S.C. Section 1468(a), and therefore acknowledge that this Agreement is subject to the provisions of 12 U.S.C. Section 371c-1 by operation of 12 U.S.C. Section 1468(a)(1). The parties’ performance under this Agreement, and all transactions conducted hereunder, shall comply with the provisions of 12 U.S.C. Section 371c-1 Nothing in this Agreement shall be deemed to create a partnership, joint venture or, except as specifically set forth herein, any agency relationship between the parties.
     6. Except as specifically amended hereby, the original terms and conditions of the Agreement are unchanged and in full force and effect.
     IN WITNESS WHEREOF the parties have executed this Amendment effective as of the date first written above.

Nordstrom fsb, a federal saving bank		Nordstrom Inc., a Washington corporation

By:	/s/ Denny D. Dumler	By:	/s/ Kevin Knight

Title:	President	Title:	Exec VP

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